Exhibit 23.6

Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

November 9, 2001

International Game Technology
9295 Prototype Drive
Reno, Nevada 89511

Dear Sir or Madam:

         We consent to inclusion in the Registration Statement on Form S-4 (the “Registration Statement”) of International Game Technology, and the joint proxy statement/prospectus which is part of the Registration Statement, of our opinion dated July 6, 2001, appearing as Annex B to such joint proxy statement/prospectus, to the description therein of such opinion and to the references to our firm name therein in the sections entitled “Summary”, “The Merger – Background of the Merger”, “– IGT Board Reasons for Merger; Recommendation of the IGT Board”, “– Opinions of Financial Advisors – Opinion of Financial Advisor to International Game Technology’s Board”, “– Financial Projections Exchanged by the Companies – Anchor Projections” and “– Interests of Key Persons in the Merger – Fees Payable to Financial Advisors.”

         In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Proxy Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.